Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 977-3000

Analogic Corporation Announces Revenues and Earnings
for Its Second Quarter

PEABODY, MA (March 12, 2004) – Analogic Corporation (NASDAQ-ALOG), a leading designer and manufacturer of high precision health and security imaging equipment, announced today revenues and earnings for its second quarter ended January 31, 2004.

Revenues for the second quarter ended January 31, 2004, were $95,262,000, compared with the prior year’s second quarter revenues of $157,145,000, a decrease of 39%. Net income for the second quarter was $4,858,000, or $0.36 per diluted share. This compares with a net income of $21,314,000 or $1.59 per diluted share, for the prior year’s second quarter, a decrease of 77%.

Revenues for the six months ended January 31, 2004, were $170,231,000, compared with the prior year’s six months’ revenues of $289,429,000, a decrease of 41%. Net income for the six-month period was $5,489,000 or $0.41 per diluted share, compared with $40,964,000, or $3.07 per diluted share, for the same period a year ago, a decrease of 87%.

John Wood, President and CEO, commented, “The decrease in revenue and income were again as we had expected. Last year we reported record revenue and income for the second quarter and for the first six months due to extraordinary shipments of EXplosive Assessment Computed Tomography (EXACT™) systems for use in certified Explosive Detection Systems (EDS) that screen checked luggage for aircraft. Last year during the second quarter we shipped a record 212 EXACT systems to L-3 Communications to help airports comply with the mandates of the Aviation and Transportation Security Act of 2001. During this quarter ten EXACT systems were shipped, resulting in a quarter-over-quarter revenue decrease of approximately $82,000,000.”

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The decline in security revenues was offset in part by significant growth in the sales of medical imaging equipment, which were up 31% over the prior second quarter. Sales of cardiac information management equipment, clinical ultrasound systems, and patient monitoring systems were up substantially quarter over quarter. Shipments of new families of multi-slice data acquisition systems for Computed Tomography and of ultrasound transducers developed by its Sound Technology subsidiary for OEM customers increased significantly. Sales of digital radiography equipment were also up.

“We are pleased with the strong growth in sales of medical imaging equipment,” Wood added. “Part of this growth was due to recognition of revenue deferred from previous years, but much of the improvement was due to solid growth in our subsystems business. We expect the complete systems business to pick up similarly next calendar year in conjunction with the introduction of several new complete computed tomography and digital radiography systems.”

Security revenues are also expected to improve. Ten EXACT systems were shipped during the quarter. Only six had been shipped during the preceding two quarters combined. “We’ve already shipped a small number of EXACT units in the current quarter, ” said Wood, “and expect additional orders in the near future, though well below the levels of the previous year. Security revenues will continue to fluctuate from quarter to quarter but we believe there are significant opportunities for substantial growth in security in the not-too-distant future.”

The Company has made substantial progress on two prototypes of its innovative COBRA checkpoint scanning system, to scan carry-on/carry-in baggage at airports and other venues. The COBRA uses advanced CT technology to provide three-dimensional images of the entire contents of a carry-on bag or parcel, and automatically alerts the operator as to potential threats. During the quarter the system was successfully tested using real explosives, guns, and some very difficult-to-detect “sharp weapons.”

Wood noted that operating expenses had increased quarter-over-quarter due in good part to the formation of Anexa Corporation, a subsidiary established in November to market digital imaging solutions to select end-user markets. Earnings were also affected short-term by continued substantial investment in research and development, significantly above the historical average. The Company took advantage of the increased revenue generated by security systems in Calendar 2002 to initiate development of a number of major new CT and digital radiography systems as well as security imaging systems.

“We are confident,” said Wood, “that our aggressive development of a number of new medical and security imaging systems will complement the growth in our subsystems business and provide the basis for substantial long-term growth for the Company.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multiprocessing.

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This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements which are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties and actual events and results may differ significantly from those in any forward-looking statements. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC.

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Condensed Consolidated Statements of Operations
(Unaudited) (in Thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31		January 31
	2004	2003	2004	2003
Net revenue:
Product	$90,017	$149,980	$153,929	$273,208
Engineering	3,500	5,475	12,121	11,855
Other	1,745	1,690	4,181	4,366
Total net revenue	95,262	157,145	170,231	289,429
Cost of sales:
Product	51,642	88,051	90,950	155,684
Engineering	2,132	3,507	4,936	8,403
Other	1,140	1,125	2,349	2,366
Total cost of sales	54,914	92,683	98,235	166,453
Gross margin	40,348	64,462	71,996	122,976
Operating expenses:
Research and product development	14,482	14,571	29,785	25,948
Selling and marketing	9,955	8,456	18,038	16,390
General and administrative	10,081	8,595	18,554	16,428
Total operating expenses	34,518	31,622	66,377	58,766
Income from operations	5,830	32,840	5,619	64,210
Other (income) expense:
Interest income	-962	-1,221	-2,086	-2,509
Interest expense	119	82	192	151
Equity in unconsolidated affiliates	-158	855	-1	2,093
Other	101	-1,301	-5	-1,644
Total other (income) expense	-900	-1,585	-1,900	-1,909
Income before income taxes	6,730	34,425	7,519	66,119
Provision for income taxes	1,872	13,111	2,030	25,155
Net Income	$4,858	$21,314	$5,489	$40,964
Earnings per common share:
Basic	$0.36	$1.61	$0.41	$3.10
Diluted	0.36	1.59	0.41	3.07
Dividends declared per share	$0.08	$0.08	$0.16	$0.16
Shares outstanding:
Basic	13,412	13,215	13,397	13,194
Diluted	13,464	13,412	13,505	13,332

Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	July 31,
	2004	2003
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$164,352	$177,961
Accounts and notes receivable, net	56,474	53,875
Inventories	70,871	69,548
Other current assets	31,255	33,923
Total current assets	$322,952	$335,307
Property, plant and equipment, net	92,207	83,926
Other assets	35,749	37,142
Total assets	$450,908	$456,375
Liabilities and Stockholders’ Equity:
Mortgage and other notes payable	$1,179	$1,457
Accounts payable	17,426	21,162
Accrued liabilities	19,581	24,412
Advance payments and deferred revenue	32,115	35,882
Accrued income taxes	6,006	5,867
Total current liabilities	$76,307	$88,780
Long-term debt	3,967	4,164
Deferred income taxes	4,248	5,175
Deferred revenue	1,522	1,743
Total long-term liabilities	$9,737	$11,082
Stockholders’ Equity	364,864	356,513
Total Liabilities and Stockholders’ Equity	$450,908	$456,375